Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) dated May 29, 2012 confirms the following understandings and agreements between Volt Information Sciences, Inc., including its subsidiaries and affiliates (hereinafter collectively called the “Company”), and Howard B. Weinreich (“Consultant”) with respect to Employee’s providing consulting services to the Company.

I.	CONSULTING PERIOD AND SERVICES

For the two-month period beginning on May 14, 2012 and for such additional period as the Company and Consultant may agree in writing (the “Consulting Period”), Consultant agrees to provide consulting services to the Company.  These consulting services shall include legal work, advice, and guidance associated with matters in which Consultant was formerly involved during his employment with the Company, matters that generally are within Consultant’s area of expertise, and the transition of existing or ongoing legal matters (the “Consulting Services”).  The Company shall provide Consultant with one week’s prior written notice whether the Company desires to extend the Consulting Period beyond the two-month period.  Such written notice shall be provided to Consultant at the following address:  P.O. Box 378, Oldwick, New Jersey, 08858.

During the Consulting Period, Consultant agrees to devote his services to the best of his ability, using his best efforts, to promote the interests and business of the Company.  During the Consulting Period, Consultant agrees not to engage in any type of activity which is or may be contrary to the welfare, interests, business or benefit of the Company.

The parties acknowledge and agree that:

A.
Consultant shall provide the Consulting Services as an independent contractor, and nothing in this Agreement will be interpreted or construed as creating or establishing the relationship of employer and employee, agency, partnership, or joint venture between the Company and Consultant;

B.
the Company will not control and will have no right to control the manner, means or method by which Consultant performs the Consulting Services, but it may exercise general supervision over the results to be obtained from the Consulting Services; and

C.
Consultant will bear sole responsibility for payment on his own behalf of any federal, state or local income or employment tax or withholding, unemployment insurance, workers compensation insurance, liability insurance, professional liability insurance, health insurance, retirement or other welfare or pension benefits, and/or other payments and expenses.  Consultant understands and agrees that he is not eligible for, and hereby waives any claim to, wages, compensation incentives, health coverage or any other benefits provided to employees of the Company.  Consultant will not be eligible to participate in the Company’s employee benefit plans or programs and will have no authority to enter into or incur any obligation or liability on the Company’s behalf

II.	COMPENSATION AND REIMBURSEMENT

In consideration for the Consulting Services, the Company will pay Consultant $28,680.00 per month during the Consulting Period.  The Company will reimburse reasonable, approved expenses incurred in connection with the Consulting Services in accordance with its expense reimbursement policy; provided, however, Consultant will obtain prior approval for any expenses over $250.00 to be incurred in connection with the Consulting Services.

III.	CONFIDENTIALITY

A.
Confidential Information.  For purposes of this Agreement, the term “Confidential Information” includes all of the following information and materials, whether in written, oral, magnetic, photographic, optical or other form and whether now existing, or developed or created during the Consulting Period:

1.
Business Methods.  Internal business methods, procedures and plans, including analytical methods and procedures, licensing techniques, processes and equipment, technical and engineering data, vendor names and information, purchasing information, financial information (including Company prices, royalties, profit margins, fees and rates for products and services and other billing and collection information), service and operational manuals and documentation therefore, ideas for new products and services and other such information as relates to the way the Company conducts its business and which is not generally known to the public or in the industries and trades in which the Company competes.

2.
Financial and Tax Information.  Any and all accounting, financial and tax information and materials including past and forecasts data such as financial statements, budgets, tax calculations, balance sheets.

3.
Marketing Plans, Employees, Vendors and Customer Lists.  Any and all customer and marketing information and materials, such as (a) strategic data, including marketing and development plans, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company which have been or are being discussed; (b) financial data, including price and cost objectives, pricing policies and procedures and price quoting policies and procedures; and (c) company data, including vendors, employees, names and addresses and compensation of employees, or any other information concerning the Company’s employees or former employees or others who perform or performed services to the Company, customer lists, names of existing, past or prospective customers, data provided by or about such customers, customer service information and materials, data about the terms, conditions and expiration.

dates of existing contracts with customers and the type and quantity of services rendered by customers of the Company.

4.
Intellectual Property.  Any and all information regarding any computer software, hardware, inventions, designs, processes, notations, improvements, know-how, goodwill, reputation, trade names, trade marks, logos, devices, plans, models, specifications, and anything else subject to trademark, copyright or patent.

5.
Information Not Generally Known.  Any and all information not generally known to the public or within the industries and trades in which the Company competes and which has been designated or treated as proprietary and confidential by the Company.

6.
Exclusions.  Confidential Information shall not include information that is (i) in the public domain through no fault of Consultant’s, (ii) rightfully received from a third party without any obligation of confidentiality, (iii) generally made available to third parties without any restriction on disclosure, or (iv) disclosed by Consultant in response to an order by a court or other governmental authority, subpoena, or discovery request, regular on its face.  In the event Consultant receives an order, subpoena or discovery request which could result in the disclosure of Confidential Information, Consultant will give prompt notice to the Company so that it can seek protective legal treatment for such information.

B.
Covenants as to Confidential Information.  During the Consulting Period, Consultant will have access to Confidential Information that is proprietary to the Company, highly sensitive in nature and constitutes trade secrets of the Company.  Accordingly, as a material inducement for the Company to engage Consultant, Consultant agrees to take the following steps to preserve the confidential and proprietary nature of the Confidential Information:

1.
No Disclosure.  During and after the Consulting Period, Consultant will not (i) use, disclose or otherwise permit any person or entity access to any of the Confidential Information other than as required for the benefit of the Company in the performance of the Consulting Services, or (ii) sell, disclose or otherwise exploit, by the rendering of services or otherwise, any products or services which embody in whole or in part any Confidential Information.

2.
Prevent Disclosure.  During and after the Consulting Period, Consultant will take all reasonable precautions to prevent disclosure of the Confidential Information to other persons or entities and will comply with all Company policies and directives from time to time in effect with regard to preserving and protecting the Confidential Information.

3.
Return of Materials.  Upon termination of the Consulting Period or at the request of the Company at any time, and under any circumstance, Consultant will deliver to the Company all materials embodying the Confidential Information, including any documents, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples and machine-readable media that in any way relate to the Confidential Information.

IV.	RETURN OF PROPERTY

Except as provided in Paragraph 6 of the Retirement Agreement between the Company and Consultant dated May 29, 2012, upon termination of the Consulting Period, Consultant will immediately return to the Company any and all Company property and all other material which Consultant was given or had access to during the Consulting Period.

V.	AGREEMENT TO ARBITRATE DISPUTES

Any dispute, controversy or claim arising out of, involving, affecting or related to this Agreement, or breach of this Agreement, or arising out of, involving, affecting or related in any way to the Consulting Services, including but not limited to disputes, controversies or claims arising out of or related to the actions of the Company’s employees or other consultants, under Federal, State and/or local laws, shall be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association in the city and state of New York.  The arbitrator shall be entitled to award reasonable attorneys’ fees and costs to the prevailing party.  The award shall be in writing, signed by the arbitrator, and shall provide the reasons for the award.  Judgment upon the arbitrator’s award may be filed in and enforced by any court having jurisdiction.  This Agreement to Arbitrate Disputes does not prevent Consultant from filing a charge or claim with any governmental administrative agency as permitted by applicable law.

VI.	ASSIGNMENT

This Agreement may be assigned by the Company to an Affiliate, as that term is used in the Securities Act, or to any purchaser of that segment of the Company to which Consultant is assigned.  This Agreement may not be assigned by Consultant.

VII.	WAIVER OF BREACH

Waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party.

VIII.	APPLICABLE LAW

This Agreement is to be governed by and construed in accordance with the internal laws of the State of New York.

IX.	ENTIRE AGREEMENT

This instrument contains the entire agreement of the parties as to the subject matter hereof.  This Agreement may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

AGREED TO AND ACCEPTED:	Volt Information Sciences, Inc.

/s/ Howard B. Weinreich	/s/ Louise Ross
Howard B. Weinreich	By Louise Ross, Vice President Human Resources

May 29, 2012	5-30-2012
Date	Date